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FOR IMMEDIATE RELEASE		Contact:	Bruce Feldman
                        								Chief Executive Officer

                       								(610) 272-1717

HHCA UPDATES STATUS OF RESTRUCTURING AND IMPLEMENTATION OF COST REDUCTION INITIATIVES

KING OF PRUSSIA, PA - March 27, 1998 - Home Health Corporation of America, Inc., (NASDAQ/NMS: HHCA) one of the nation's largest comprehensive homecare providers, today announced an update of its restructuring and cost reduction initiatives.

On February 10, 1998, the Company announced certain proactive steps it was taking to reduce costs and better position the Company for success under the newly enacted Medicare Interim Payment System (IPS) and reductions in Medicare oxygen reimbursement. Specifically, the Company closed certain offices and reduced administrative personnel resulting in approximately $4.0 million in annual reductions in operating costs. As stated on February 10, 1998, management expects the completion of these initiatives by the end of the fiscal 1998 third quarter.

"The management of HHCA continues to demonstrate their commitment to improving systems and procedures which will transition the Company to more effectively manage the impact of the changing reimbursement environment and challenges specific to the home health care industry. We are continuing to review our operations and take the appropriate action to create a company that is more efficient and capable of maintaining long-term growth," stated Bruce Feldman, President and CEO. "In evaluating our operations and leveraging economics of scale, management has decided to consolidate into two large regions from the five regions we currently operate, which is expected to result in between $3.0 to $4.0 million in additional annual cost reductions. Additionally, the Company has completed its previously announced review of caregiver expenses and developed initiatives which are expected to generate between $1.0 to $2.0 million in additional annual cost reductions."

These additional cost cutting measures are expected to be implemented during the Company's fiscal 1998 fourth quarter and fiscal 1999 first quarter. At least half of these cost reductions are expected to impact the Company's Medicare cost-reimbursed nursing agencies and reduce the Company's exposure to IPS. As a result of the consolidation of the five regions, the Company expects to record charges during the third and fourth quarters of fiscal 1998 for employee severance and lease termination costs.

These strategic decisions are expected to result in a decrease in aggregate net revenues for the two remaining fiscal 1998 quarters. This expected decrease is principally due to the cost reductions affecting the Company's Medicare cost-reimbursed nursing agencies and selective cessation of certain managed care contracts. It is anticipated that the Company will report an aggregate loss of between $0.07 to $0.12 for the two remaining fiscal 1998 quarters, excluding the expected additional restructuring charges. Factors expected to affect the operating results for these two fiscal quarters include an expected loss in the Company's Texas Medicare cost-reimbursed nursing agency due to implementation of IPS effective January 1, 1998 and the impact of the reduction in Medicare oxygen reimbursement effective January
1, 1998. Following the transition period in the last half of fiscal 1998, the Company expects to return to profitability in fiscal 1999 at a level comparable with the expected aggregate fiscal 1998 results before nonrecurring charges.

"Management believes that the consolidation of the operating regions and reduction in caregiver expenses during the remainder of fiscal 1998 and first quarter of 1999 should enable HHCA to continue to proactively respond to IPS and the reduction in Medicare reimbursement for oxygen services," stated Bruce Feldman. "As well as continue to position the Company as a lower cost provider under the Medicare prospective payment system that is scheduled to be implemented October 1, 1999. The Company believes that by the beginning of fiscal 1999, we will be well positioned under the changing reimbursement environment and able to continue to grow with the lower cost structure and enhanced sales and marketing efforts currently being implemented."

Home Health Corporation is a leading provider of comprehensive home health care services and products, delivering nursing and related patient services, respiratory therapy services, infusion therapy services and durable medical equipment. The Company currently owns and operates 57 branch locations in Pennsylvania, New Jersey, Delaware, Maryland, Florida, New Hampshire, Massachusetts, Illinois and Texas.

All statements, other than statements of historical facts, included in this news release, including the Company's ability to achieve significant expected cost savings or synergies from the closing or consolidation of offices and other restructuring efforts, and the plans, objectives and expectations of management for future operating results, are forward-looking statements.
These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially. The potential risks and uncertainties which could cause actual results to differ materially could include the Company's ability to achieve the significant expected cost savings described in this release without negatively impacting operations; the impact of further changes in the Medicare reimbursement system, including the ultimate implementation of a prospective payment system; government regulation; health care reform; pricing pressures from third-party payors, including managed care organizations; retroactive Medicare audit adjustments; and changes in laws and interpretations of laws relating to the health care industry. For a more complete discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's Securities and Exchange Commission filings, in particular the information under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company disclaims any intent or obligation to update its forward-looking statements.